
FORM 3                               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                                  WASHINGTON, D.C. 20549
                                                                                                            OMB APPROVAL
                                     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES            OMB Number:3235-0104
                                                                                                        Expires:September 30, 1998
                                                                                                        Estimated average burden
                                                                                                        hours per response0.5
                             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
(Print or Type Responses)    Section 17(a) of the Public Utility
                             Holding Company Act of 1935 or Section 30(f) of the Investment
                             Company Act of 1940


1. Name and Address of Reporting Person*              2. Date of  	4. Issuer Name AND Ticker or Trading Symbol
                                                      Event Re-             TearDrop Golf Company TDRP
U.S. Industries, Inc.                                  quiring
                                                      Statement
						  						    (Month/Day/Year)
														3/31/98


(Last)                 (First)               (Middle)           	  	5. Relationship of Reporting    	       	   6. If
                                                                  		   Person(s) to Issuer             	         	  Amendment,
                                                                 	       	(check all applicable)                        Date of
101 Wood Avenue South                                                                                                     Original
                                                                           ______ Director        __X__ 10% Owner         (Month/
                                                                           ______ Officer (give   _____ Other (Specify    Day/Year)
                                                                                  title below)            below)
        																												   11/18/97


(Street)                       				3. IRS or                       			7. Individual or Joint/Group Filing
                                                           Social Se-                   		(Check applicable Line)
                                                           curity                          ___ Form filed by One Reporting Person
Iselin                 NJ                    08830         Number of                       _X_ Form filed by More than One
														   Reporting                            Reporting Person
														   Person
                                                           (Voluntary)


(City                  (State)               (Zip)                          TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED



1. Title of Security                                   2. Amount of    3. Ownership     4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                                          Securities         Form:            (Instr. 5)
                                                       Beneficially       Direct
                                                       Owner              (D) or
                                                       (Instr. 4)         Indirect
                                                                          (Instr. 5)

Common Stock											175,000				 I			By wholly-owned indirect subsidiary TA
																						Liquidation Corp., f/k/a Tommy Armour
																						Golf Company

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                                         (Over)
*If the form is filed by more than one reporting person, see Instruction
5(b)(v).
                                                                SEC 1473 (9-98)

FORM 3 (CONTINUED)                    TABLE II -- DERIVATIVE SECURITIES
BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
SECURITIES)

1. Title of Derivative Security   2. Date              3. Title and Amount of     4. Conversion   5. Ownership     6. Nature of
   (Instr. 4)                        Exercisable and      Securities Underlying      or Exercise     Form of          Indirect
                                     Expiration           Derivative Security        Price of        Derivative       Beneficial
                                     Date                 Instr. 4)                  Derivative      Security:        Ownership
                                     (Month/Day/Year)                                Security        Direct (D)       (Instr. 5)
                                                                                                     or Indirect
												     												 (I) Instr. 5)





                                       Date      Expira-                   Amount
                                       Exer-     tion       Title          or
                                       cisable   Date                      Number
                                                                           of
                                                                           Shares



 Series A Convertible Preferred Stock	11/10/97  11/10/02   Common Stock   1,333,333   $7.50		   I			By wholy-owned
																													indirect sub-
																													sidiary TA
																													Liquidation
																													Corp., f/k/a
																													Tommy Armour
                         																							Golf Company

This statement is filed on behalf of U.S. Industries, Inc., together with the wholly-owned subsidiaries through which it beneficially owns the interests reported herein, namely USI American Holdings, Inc., Jacuzzi Inc., JUSI
Holdings, Inc., and TA Liquidation Corp., formerly known as Tommy Armour Golf
Company (the direct beneficial owner).  On November 10, 1997, the reporting person and its subsidiaries (collectively, the "Reporting Group") consummated an Asset Purchase Agreement with the issuer, under which the Reporting Group received 1,000,000 shares of common stock.  This transaction was reported on a Form 3 filed on November 18, 1997.  On March 31, 1998, the Reporting Group
agreed to an adjustment of the consideration received under said Asset Purchase
Agreement, in accordance with the terms of said Agreement and the terms of a
Settlement Agreement dated March 31, 1998.  Accordingly, the number of shares of Common Stock received by the Reporting Group was reduced from 1,000,000 to
175,000.
									U.S Industries, Inc.


** Intentional misstatements or omissions
   of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).   			/s/ Steven C. Barre							4/06/98
												        -------------------------------				------------------
 					        							**Signature of Reporting Person				Date
														by:  Steven C. Barre


Potential persons who are to respond to the
collection of information contained
in this form are not required to respond
unless the form displays a currently valid
OMB Number.
                                                                        Page 2
                                           								SEC 1473 (9-9




